EXHIBIT 99.1

FORTRESS INVESTMENT GROUP LLC
2016 OMNIBUS EQUITY INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of this plan is the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan. The Plan was adopted by the Board (as hereinafter defined) on April 6, 2016, subject to approval by the shareholders of the Company (as hereinafter defined) at the annual shareholders’ meeting held on May 19, 2016. The purpose of the Plan is to provide additional incentive to selected employees, directors and Consultants (as hereinafter defined) of the Company, its Subsidiaries or Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may (or may cause a Participating Subsidiary or Affiliate to) grant (a) Options, (b) Share Appreciation Rights, (c) awards of Restricted Shares, Deferred Shares, Performance Shares, unrestricted Shares or Other Share-Based Awards, or (d) any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Award” means individually or collectively, any Option, Share Appreciation Right, Restricted Share, Deferred Share, Performance Share, unrestricted Share or Other Share-Based Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(e) A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment; (ii) the indictment or entering of a plea of nolo contendere for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by the Company (including any Subsidiary or Affiliate for whom the Participant may be employed on a full-time basis at the time) or the Participant’s failure to comply with any of the restrictive covenants set forth herein; (v) the commission of any act that would result or which might reasonably be a substantial factor resulting in the termination of the Company (including any of its Subsidiaries or Affiliates) for cause under any of the Company’s (including any of its Subsidiaries’ or Affiliates’) management, advisory or similar agreements; (vi) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure, and (vii) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedy such failure no later than 10 days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vii)).

(h) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) distribution (whether in the form of cash, Shares, or other property), share split or reverse share split, (iii) combination or exchange of shares, (iv) other change in structure or (v) declaration of a distribution, which the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(i) “Class A Shares” means the Class A Shares of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

(k) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the LLC Agreement, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(l) “Company” means Fortress Investment Group LLC, a Delaware limited liability company, and any successors thereto.

(m) “Consultant” means a consultant or advisor who is a natural person, engaged to render bona fide services to the Company or any Subsidiary.

(n) “Deferred Shares” means the right to receive Shares at the end of a specified deferral period granted pursuant to Section 9 below.

(o) “Disability” means that a Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate of the Company.

(p) “Eligible Recipient” means an employee, director, Consultant, or LLP member (as that term is used in the Limited Liability Partnerships Act 2000 (UK)) of, or any other individual engaged by, the Company, any Subsidiary or Affiliate, who has been selected as an eligible participant by the Administrator (and, in respect of whom, any reference to “employment” shall be interpreted as including a reference to the Eligible Recipient’s engagement, in any capacity (including, for the avoidance of doubt the status as a member of an LLP), as the case may require).

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(r) “Exercise Price” means the per share price at which a holder of an award granted hereunder may purchase the Shares issuable upon exercise of such award.

(s) “Fair Market Value” as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Share or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or (ii) if the Share or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(t) “FOG” means the Fortress Operating Group.

(u) “FOG Unit” means a unit in the Fortress Operating Group, which represents one equity interest in each of the entities that comprise the Fortress Operating Group.

(v) “Fortress Operating Group” shall have the meaning assigned to it in the LLC Agreement.

(w) “LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Fortress Investment Group LLC, as amended from time to time.

(x) “LTIP Units” means awards issued with respect to a separate class of FOG Units, as more fully described in Section 10.

(y) “Non-Employee Director” means a director of the Company who is (i) not an officer or employee of the Company or of any Subsidiary and (ii) otherwise meets the definition of a Non-Employee Director for purposes of Rule 16b-3 of the Exchange Act.

(z) “Option” means an option to purchase Shares granted pursuant to Section 7 hereof.

(aa) “Other Share-Based Awards” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including but not limited to restricted share units, distribution equivalent rights, LTIP Units or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(bb) “Participant” means (i) any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 3 below, to receive grants of Options, Share Appreciation Rights, awards of Restricted Shares, awards of unrestricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards or any combination of the foregoing, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be and (ii) any Non-Employee Director who is eligible to receive Shares pursuant to Section 11 below.

(cc) “Participating Subsidiary or Affiliate” means any Subsidiary or Affiliate that has adopted the Plan.

(dd) “Partners” means those individuals who are designated from time-to-time by the Board as partners of Fortress Investment Group LLC.

(ee) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) distributable earnings; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (ix) operating expenses; (x) share price appreciation; (xi) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xii) implementation or completion of critical projects or processes; (xiii) economic value created; (xiv) cumulative earnings per share growth; (xv) operating margin or profit margin; (xvi) Share price or total shareholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall not be required to be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(ff) “Performance Shares” means Shares that are subject to restrictions based upon the attainment of specified performance objectives granted pursuant to Section 9 below.

(gg) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(hh) “Plan” means this Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan.

(ii) “Restricted Shares” means Shares subject to certain restrictions granted pursuant to Section 9 below.

(jj) “Retirement” means a termination of a Participant’s employment, other than for Cause, on or after attainment of age 65.

(kk) “Shares” means the Company’s Class A Shares reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(ll) “Share Appreciation Right” means the right pursuant to an award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Share Appreciation Right or portion thereof is surrendered, of the Shares covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or such portion thereof.

(mm) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of awards under the Plan under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”). The Plan is intended to comply, and shall be administered in a manner that is intended to comply, with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award, issuance and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including any applicable regulations or guidance issued by the Secretary of the United States Treasury Department and the Internal Revenue Service with respect thereto.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Share Appreciation Rights, awards of Restricted Shares, Deferred Shares, Performance Shares, unrestricted Shares, Other Share-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Share Appreciation Rights, awards of Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards or any combination of the foregoing granted hereunder (including, but not limited to, (i) the restrictions applicable to Awards and the conditions under which restrictions applicable to such awards shall lapse, (ii) the performance goals and periods applicable to awards of Performance Shares, (iii) the Exercise Price, if any, of Awards, (iv) the vesting schedule applicable to Awards, (v) the number of Shares subject to Awards and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to reducing the Exercise Price of such Awards, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5) to determine the Fair Market Value with respect to any Award;

(6) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting a termination of the Participant’s employment for purposes of Options granted under the Plan;

(7) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(8) to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan;

(9) to delegate its authority, in whole or in part, under this Section 3 to two or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Shares are traded; and

(10) to determine at any time whether, to what extent and under what circumstances and method or methods Awards may be settled by the Company, or any Participating Subsidiary or Affiliate. In the event of such determination, references to the Company shall be deemed to be references to the applicable Participating Subsidiary or Affiliate for purposes of the Plan as appropriate.

(c) Notwithstanding paragraph (b) of this Section 3, (i) the automatic, nondiscretionary grants of Shares shall be made to Non-Employee Directors pursuant to and in accordance with the terms of Section 11 below and (ii) neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s shareholders.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary or Affiliate acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary or Affiliate acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan (the “Share Limit”) shall be 57,260,160 subject to adjustment as provided herein, as increased on the first day of each fiscal year beginning in calendar year 2017 by a number of Class A Shares equal to the lesser of (x) the excess of (i) 15% of the number of outstanding Class A and Class B shares of the Company on the last day of the immediately preceding fiscal year over (ii) the number of Shares reserved and available for issuance under the Plan as of such date or (y) 60,000,000 Shares. From and after such time as the Plan is subject to Code Section 162(m), the aggregate Awards granted during any fiscal year to any single individual who is likely to be a “covered employee” as defined under Code Section 162(m) shall not exceed (i) 10,000,000 shares subject to Options or Share Appreciation Rights or (ii) 10,000,000 shares subject to Restricted Shares, Deferred Shares, Performance Shares, unrestricted Shares or Other Share-Based Awards. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company or an Affiliate or Subsidiary in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner to be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of Shares subject to outstanding awards of Restricted Shares, Deferred Shares, Performance Shares, unrestricted shares or Other Share-Based Awards granted under the Plan, provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Equitable substitutions or adjustments shall also be made if the Administrator determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding award granted hereunder. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator shall take such action as is necessary to adjust the outstanding awards to reflect the Change in Capitalization, including, but not limited to, the cancellation of any outstanding award granted hereunder in exchange for payment in cash or other property of the aggregate Fair Market Value of the Shares covered by such award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding the foregoing, no such adjustment shall cause any Award hereunder that is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

Except as set forth in Section 11 below, the Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients. Notwithstanding the foregoing, Non-Employee Directors shall be eligible for awards other than those set forth in Section 11, as determined by the Administrator from time to time.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, provided that the Exercise Price of any Option shall not be less than 100% of the Fair Market Value of the Shares on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of preestablished corporate performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate option price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) Rights as Shareholder. A Participant shall have no rights to distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of Section 15 hereof and, if requested, has given the representation described in paragraph (b) of Section 16 hereof.

(g) Transfers of Options. Except as otherwise determined by the Administrator, no Option granted under the Plan shall be transferable by a Participant other than by the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. The Administrator may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a Participant’s lifetime of an Option, (i) by gift to a member of the Participant’s immediate family, (ii) by transfer by instrument to a trust for the benefit of such immediate family members, or (iii) to a partnership or limited liability company in which such family members are the only partners or members; provided, however, that, in addition to such other terms and conditions as the Administrator may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution. Each permitted transferee shall agree to be bound by the provisions of this Plan and the applicable Award Agreement.

(h) Termination of Employment or Service.

(1) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company or any Subsidiary or Affiliate shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is 90 days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The 90-day period described in this Section 7(h)(1) shall be extended to one year after the date of such termination in the event of the Participant’s death during such 90-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company or any Subsidiary shall terminate on account of the Retirement, Disability, or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(i) Other Change in Employment Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant, in the discretion of the Administrator. The Administrator shall follow any applicable written policies of the Company (if any), including such rules, guidelines and practices as may be adopted pursuant to Section 3 hereof, as they may be in effect from time to time, with regard to such matters.

Section 8. Share Appreciation Rights.

(a) General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any other Award granted under the Plan (“Related Rights”), provided that, in each case, the Shares underlying the Share Appreciation Right is traded on an “established securities market” within the meaning of Section 409A of the Code. Related Rights may be granted either at or after the time of the grant of such Award. The

Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made; the number of Shares to be awarded, the price per share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more shares than are subject to the Award to which it relates and any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Shares on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards. The prospective recipient of a Share Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Participants who are granted Share Appreciation Rights shall have no rights as shareholders of the Company with respect to the grant or exercise of such rights.

(c) Exercisability.

(1) Share Appreciation Rights that are Free Standing Rights (“Free Standing Share Appreciation Rights”) shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2) Share Appreciation Rights that are Related Rights (“Related Share Appreciation Rights”) shall be exercisable only at such time or times and to the extent that the Awards to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Share Appreciation Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value of a Share as of the date of exercise over the price per share specified in the Free Standing Share Appreciation Right (which price shall be no less than 100% of the Fair Market Value of such Share on the date of grant) multiplied by the number of Shares in respect of which the Free Standing Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Award. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value of a Share as of the date of exercise over the Exercise Price specified in the related Award (which price shall be no less than 100% of the Fair Market Value of a Share on the date of grant) multiplied by the number of Shares in respect of which the Related Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment. Awards that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash) to the extent that such settlement does not violate Section 409A of the Code.

(e) Non-Transferability.

(1) Free Standing Share Appreciation Rights shall be transferable only when and to the extent that an Award would be transferable under Section 7 of the Plan.

(2) Related Share Appreciation Rights shall be transferable only when and to the extent that the underlying Award would be transferable under Section 7 of the Plan.

(f) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company, any Subsidiary or any Affiliate of a Participant who has been granted one or more Free Standing Share Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2) In the event of the termination of employment or service with the Company or any Subsidiary of a Participant who has been granted one or more Related Share Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Share Appreciation Right shall be fixed by the Administrator, but no Free Standing Share Appreciation Right shall be exercisable more than ten years after the date such right is granted.

(2) The term of each Related Share Appreciation Right shall be the term of the Award to which it relates, but no Related Share Appreciation Right shall be exercisable more than ten years after the date such right is granted.

Section 9. Restricted Shares, Deferred Shares and Performance Shares.

(a) General. Awards of Restricted Shares, Deferred Shares or Performance Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Shares, Deferred Shares or Performance Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Deferred Shares or Performance Shares; the Restricted Period (as defined in paragraph (c) of this Section 9), if any, applicable to awards of Restricted Shares or Deferred Shares; the performance objectives applicable to awards of Restricted Shares, Deferred Shares or Performance Shares; and all other conditions of the awards of Restricted Shares, Deferred Shares and Performance Shares. The Administrator may also condition the grant of the award of Restricted Shares, Deferred Shares or Performance Shares upon the exercise of Options, or upon such other criteria as the Administrator may determine, in its sole discretion. If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her shares of Restricted Shares, Deferred Shares or Performance Shares. The provisions of the awards of Restricted Shares, Deferred Shares or Performance Shares need not be the same with respect to each Participant.

(b) Awards and Certificates. The prospective recipient of awards of Restricted Shares, Deferred Shares or Performance Shares shall not have any rights with respect to any such award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in this Section 9, (i) each Participant who is granted an award of Restricted Shares or Performance Shares shall be issued a share certificate in respect of such shares of Restricted Shares or Performance Shares (or such other appropriate evidence of ownership as determined by the Administrator); and (ii) such certificate (or other evidence of ownership) shall be registered in the name of the Participant, and, if appropriate, shall bear a legend referring to the terms, conditions, and restrictions applicable to any such award.

The Company may require that the share certificates evidencing Restricted Shares or Performance Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares or Performance Shares, the Participant shall have delivered a power of attorney, endorsed in blank, relating to the Shares covered by such award.

With respect to awards of Deferred Shares, at or following the expiration of the Restricted Period, share certificates in respect of such shares of Deferred Shares shall be delivered to the Participant, or his legal representative, in a number equal to the number of Shares covered by the Deferred Shares award.

(c) Restrictions and Conditions. The awards of Restricted Shares, Deferred Shares and Performance Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(1) Subject to the provisions of the Plan and the Restricted Shares Award Agreement, Deferred Shares Award Agreement or Performance Shares Award Agreement, as applicable, governing any such award, during such period as may be set by the Administrator commencing on the date of grant (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Shares, Deferred Shares or Performance Shares awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service as a director or Consultant to the Company or any Subsidiary or Affiliate, the Participant’s death or Disability.

(2) Except as may be provided in a Restricted Share Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares or Performance Shares during the Restricted Period. Except as may be provided in a Deferred Share Award Agreement, the Participant shall generally not have the rights of a shareholder with respect to Shares subject to awards of Deferred Shares during the Restricted Period. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such awards of Restricted Shares, Deferred Shares or Performance Shares except as the Administrator, in its sole discretion, shall otherwise determine.

(3) The rights of Participants granted awards of Restricted Shares, Deferred Shares or Performance Shares upon termination of employment or service as a director or Consultant to the Company or to any Subsidiary or Affiliate terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

Section 10. Other Share-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement, including, but not limited to, awards of LTIP Units, awards of restricted share units and awards that are valued in whole or in part by reference to Class A Shares, including awards valued by reference to book value, fair value or performance of a subsidiary, partner interests or FOG Units, including distribution equivalent rights and performance units. Other Share-Based Awards may be granted as free-standing awards or in tandem with other Awards under the Plan. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action. The Administrator may, in its sole discretion, settle such Other Share-Based Awards for cash or other property as appropriate; provided that it determines, after consultation with its legal counsel and tax advisers, that such alternate settlement would be in the Company’s best interest.

(b) LTIP Units may be granted as free-standing awards or in tandem with other Awards under the Plan, and may be valued by reference to the Company’s Class A Shares, and will be subject to such other conditions and restrictions as the Administrator, in its sole and absolute discretion, may determine, including, but not limited to, continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. LTIP Unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number Class A Shares corresponding to the LTIP Unit or other distributions from FOG and the Administrator may provide in the applicable Award Agreement that such amounts (if any) shall be deemed to have been reinvested in additional Class A Shares or LTIP Units. The LTIP Units granted under the Plan, subject to such terms and conditions as may be determined by the Administrator in its sole and absolute discretion, including, but not limited to the conversion ratio, may be exchanged for Class A shares in accordance with the terms of the LLC Agreement. LTIP units may be structured as “profits interests,” “capital interests” or other types of interests for federal income tax purposes. The Administrator has the authority to determine the number of shares underlying an award of LTIP Units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the partnership agreements for Fortress Operating Group, the Code, or value accretion factors and conversion ratios.

(c) To the extent that the Plan is subject to Section 162(m) of the Code, no payment that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be made to a “covered employee” (within the meaning of Section 162(m) of the Code) prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Share-Based Awards, provided, however, that in the event that the Plan is subject to Section 162(m) of the Code, such rules shall be in compliance with Section 162(m) of the Code.

Section 11. Non-Employee Director Grants.

(a) Annual Grant. Except as otherwise provided by the Administrator, on the business day immediately preceding each annual shareholders’ meeting during the term of the Plan (beginning with the annual shareholders’ meeting in 2017), each Non-Employee Director shall be granted that number of Class A Shares, the aggregate Fair Market Value of which shall equal the portion of the Non-Employee Directors’ compensation that is determined by the Compensation Committee of the Board in that year to be awarded in Shares on the date of grant (the “Non-Employee Director Shares”). The Non-Employee Director Shares shall be fully vested as of the date of grant.

(b) Share Availability. In the event that the number of Shares available for grant under the Plan is not sufficient to accommodate the awards of Non-Employee Director Shares, the remaining Shares available for such automatic awards shall be granted to each Non-Employee Director who is to receive such an award on a pro-rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan.

Section 12. Change of Control.

(a) Treatment of Awards.  In the event that a Change of Control occurs while any Award is outstanding, such outstanding Award shall be subject to the applicable treatment set forth in the Award Agreement; provided, however, that nothing set forth in this Section 12 or in any Award Agreement shall be deemed to limit the ability of the Administrator to take such actions as it is permitted to take in accordance with Sections 3 or 5 of the Plan.

(b) Definition of Change of Control.  For purposes of the Plan, “Change of Control” means the occurrence of any of the following events:

(1) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding any group of Persons, which, if it includes any Partner or any of his Affiliates, includes all Partners then employed by the Company or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date of the consummation of the initial public offering of Class A Shares, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the initial public offering of Class A Shares or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (2); or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (2) and clause (3)(i) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions if, immediately following such transaction or transactions, the record holders of the shares of the Company immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of related transactions.

With respect to the definition of Change of Control, “Person” shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

Section 13. Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any amendment that would require such approval in order to satisfy the requirements of sections 162(m) of the Code, any rules of the stock exchange on which the Shares are traded or other applicable law. If any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Administrator reserves the right to (but is not obligated to) amend, modify or supplement such Award in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of Section 409A of the Code. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for federal and/or state income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Whenever cash is to be paid pursuant to an award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the minimum amount of tax required to be withheld (or such other amount as may be permitted by applicable law and accounting standards). Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16. General Provisions.

(a) Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) The Administrator may require each person acquiring Shares to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer which the Administrator determines, in its sole discretion, arise under applicable securities laws or are otherwise applicable.

(c) All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) The Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(e) The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time.

(f) The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Subsidiaries or Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Section 17.  Effective Date.

The Plan was adopted by the Board on April 6, 2016, and shall be effective as of its approval by the shareholders of the Company at the annual shareholders’ meeting held on May 19, 2016 (the date of such shareholder approval, the “Effective Date”).

Section 18. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.